EXHIBIT 99.1

United States Antimony Corporation Announces $25 Million

Registered Direct Offering of Common Stock Priced Above

Market Under NYSE Rules

“The Critical Minerals and ZEO Company”

~ Antimony, Cobalt, Tungsten, and Zeolite ~

DALLAS, TX / ACCESS Newswire / October 10, 2025 / United States Antimony Corporation (“USAC,” “US Antimony,” or the “Company”), (NYSE American: UAMY) (NYSE Texas: UAMY), a leading producer and processor of antimony, zeolite, and other critical minerals, today announced that it has entered into a securities purchase agreement with a leading long-only mutual fund for aggregate proceeds of approximately $25 million.

The Company intends to use the net proceeds from this financing on a number of different objectives. A combination of acquiring additional antimony and other critical mineral inventory, expanding our leasehold mineral positions in both Alaska and Montana, potentially increasing capacity at the Madero Smelter, pursuing acquisitions of other critical mineral companies, and for general working capital purposes.

Commenting on this new equity capital raise, Mr. Gary C. Evans, Chairman and Chief Executive Officer of United States Antimony Corporation stated, “We have now raised a total of $69.25 million in three separate tranches with two large institutions over the last 45 days at increasingly higher share prices. While we have not solicited these institutions, we have attempted to take advantage of the opportunity in the best way possible for the benefit of our shareholders. These capital raises have been completed with minimal or no discounts to market. This practice has allowed us to strategically bring large institutional fundamental investors into our Company’s shareholder base.”

The purchase agreement of 2,377,657 shares of common stock provides aggregate gross proceeds of approximately $25 million, before deducting placement agent commissions and other offering expenses. The offering is expected to close on or about October 14, 2025, subject to the satisfaction of customary closing conditions.

Titan Partners Group, a division of American Capital Partners, is acting as the sole placement agent for the Offering.

This offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-284057) which was declared effective by the Securities and Exchange Commission (the “SEC”) on April 24, 2025. The offering is made only by means of a prospectus which is part of the effective registration statement. A final prospectus supplement and the accompanying prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC's website located at http://www.sec.gov. Additionally, when available, electronic copies of the final prospectus supplement and the accompanying prospectus may be obtained, when available, from Titan Partners Group LLC, a division of American Capital Partners, 4 World Trade Center, 49th Floor, New York, NY 10007, or by telephone at 929-833-1246, or by email at prospectus@titanpartnersgrp.com.

1

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About USAC:

United States Antimony Corporation and its subsidiaries in the U.S., Mexico, and Canada ("USAC," “U.S. Antimony,” the "Company," "Our," "Us," or "We") sell antimony, zeolite, and precious metals primarily in the U.S. and Canada. The Company processes third party ore primarily into antimony oxide, antimony metal, antimony trisulfide, and precious metals at its facilities located in Montana and Mexico. Antimony oxide is used to form a flame-retardant system for plastics, rubber, fiberglass, textile goods, paints, coatings, and paper, as a color fastener in paint, and as a phosphorescent agent in fluorescent light bulbs. Antimony metal is used in bearings, storage batteries, and ordnance. Antimony trisulfide is used as a primer in ammunition. The Company also recovers precious metals, primarily gold and silver, at its Montana facility from third party ore. At its Bear River Zeolite (“BRZ”) facility located in Idaho, the Company mines and processes zeolite, a group of industrial minerals used in water filtration, sewage treatment, nuclear waste and other environmental cleanup, odor control, gas separation, animal nutrition, soil amendment and fertilizer, and other miscellaneous applications. During 2024 and 2025, the Company began acquiring mining claims and leases located in Montana, Alaska and Ontario, Canada in an effort to expand its operations as well as its product offerings.

About Titan Partners

Titan Partners Group, a division of American Capital Partners, is a boutique investment bank specializing in tailored solutions for publicly traded emerging growth companies. Titan Partners combines expertise, trust, dedication, and a forward-thinking approach to help clients achieve their strategic capital needs.

Safe Harbor Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Serve intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act. These forward-looking statements can be about future events, including statements regarding the expected closing of the offering and the anticipated use of proceeds. The words "anticipate", "believe", "expect", "project", "predict", "will", "forecast", "estimate", "likely", "intend", "outlook", "should", "could", "may", "target", "plan" and other similar expressions can generally be used to identify forward-looking statements. Indications of, and guidance or outlook on, future earnings or financial position or performance are also forward-looking statements. Any forward-looking statements in this press release are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include those risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the United States Securities and Exchange Commission (the "SEC") and in its subsequent filings filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. US Antimony undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact:

United States Antimony Corp.

4438 W. Lovers Lane, Unit 100

Dallas, TX 75209

Jonathan Miller, VP, Investor Relations

E-Mail: Jmiller@usantimony.com

406-606-4117

Titan Partners Contact:

info@titanpartnersgrp.com

4 World Trade Center, 49th Floor

New York, NY 10007

(929) 833-1246

www.titanpartnersgrp.com

2